SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 27, 2004

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On October 27, 2004, Boston Private Financial Holdings, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter of 2004. The full text of the press release and the related attachments is furnished as Exhibit 99.1 hereto.

Item 3.02 Unregistered Sales of Equity Securities

On October 5, 2004, the Company and Boston Private Capital Trust I, a Delaware Statutory trust (the “Trust”), entered into a Purchase Agreement for the sale of $75 million of convertible trust preferred securities to be issued by the Trust and guaranteed by the Company on a subordinated basis. This transaction closed on October 12, 2004.

Pursuant to the Purchase Agreement, the Company granted the initial purchasers an option to purchase up to an additional $30 million of convertible trust preferred securities. On October 27, 2004, the initial purchasers exercised this option. The convertible preferred securities have a distribution rate of 4.875% and will be convertible into 1.5151 shares of the Company’s common stock at a conversion price of $33.00. The transaction is expected to close on November 1, 2004.

For a more detailed description of the terms of the Purchase Agreement and the convertible trust preferred securities, please see the Company’s Current Report on Form 8-K furnished to the Securities and Exchange Commission on October 12, 2004, which report is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On October 27, 2004, the Company’s Board of Directors elected William J. Shea as a director of the Company. There was no arrangement or understanding pursuant to which Mr. Shea was elected as a director, and there are no related party transactions between Mr. Shea and the Company. Mr. Shea was appointed to the Audit and Risk Management Committee of the Board of Directors.

Item 9.01 Exhibits

(c)	Exhibits.

99.1	Press Release of Company dated October 27, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Walter M. Pressey
Name:	Walter M. Pressey
Title	President and Chief Financial Officer

Date: November 1, 2004